EXHIBIT 11.1
                           COMMONWEALTH ALUMINUM CORP.

                    CALCULATION OF EARNINGS PER COMMON SHARE
                     (In Millions, Except Per Share Amounts)



                                         Three Months              Six Months
                                        Ended June 30,           Ended June 30,
                                        --------------           --------------
                                       1996        1995          1996      1995
                                       ----        ----          ----      ----


Earnings applicable to common shares   $2.1       $12.9          $4.5     $21.6

Common shares outstanding              10.2        10.2          10.2      10.2

Earnings per common share              $.21       $1.27          $.44     $2.12